SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   ----------
                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15 (d) OF THE

                         SECURITIES EXCHANGE ACT OF 1934

                DATE OF REPORT (Date of earliest event reported):
                                February 10, 1997
                                   ----------


                          GT INTERACTIVE SOFTWARE CORP.
             (Exact name of registrant as specified in its charter)


            Delaware                      0-27338               13-3689915
(State or other jurisdiction of  (Commission file number)    (I.R.S. employer
 incorporation or organization)                             identification no.)





     16 East 40th Street, New York, NY                     10016
  (Address of principal executive offices)              (Zip code)



       Registrant's telephone number, including area code: (212) 726-6500

Item 5.  Other Events.

         ANNOUNCEMENT OF THE COMPANY'S RESULTS OF OPERATIONS FOR THE QUARTER AND THE YEAR ENDED DECEMBER 31, 1996

         On February 10, 1997, GT Interactive Software Corp. (the "Company") issued a press release reporting that for the year ended December 31, 1996, the Company's net revenue was $365 million, a 56 percent increase over the previous year. Net income for the full year was $25 million, or $0.38 per share. Since the Company was a sub-chapter S corporation for part of the year ended December 31, 1995 and not a public company for the full year, net income and per share full year comparisons are not available.

         For the fourth quarter ended December 31, 1996, the Company reported revenues of $135 million, a 30 percent increase over the same period in the previous year. Net income for the quarter was $8.5 million, a 16.8 percent decrease over the same period in the previous year. Net income per share for the quarter was $0.13, compared to $0.16 for the same period in the previous year.

         The press release also included the Company's unaudited Condensed Consolidated Balance Sheets as of December 31, 1995 and 1996 (the "Condensed Balance Sheets"), and Condensed Consolidated Statements of Operations for the quarter and the year ended December 31, 1995 and for the quarter and the year ended December 31, 1996 (the "Condensed Statements of Operations"). The Condensed Balance Sheets and Condensed Statements of Operations are attached as an exhibit hereto.

Item 7.  Financial Statements and Exhibits.

(c)      Exhibits

Exhibit No.                Description
-----------                -----------

99.1 Unaudited Condensed Consolidated Balance Sheets as of December 31, 1995 and 1996, and Condensed Consolidated Statements of Operations for the quarter and the year ended December 31, 1995 and for the quarter and the year ended December 31, 1996

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                             GT INTERACTIVE SOFTWARE CORP.


                             By:  /s/ RONALD CHAIMOWITZ
                                  ---------------------
                                      Ronald Chaimowitz
                                      Chief Executive Officer and President
                                      Date:  February 11, 1997

                                      INDEX


Exhibit No.                Description
-----------                -----------

99.1 Unaudited Condensed Consolidated Balance Sheets as of December 31, 1995 and 1996, and Condensed Consolidated Statements of Operations for the quarter and the year ended December 31, 1995 and for the quarter and the year ended December 31, 1996